Exhibit B-171


                                  MYRcom, Inc.

                             Subscription Agreement

       WHEREAS, it is proposed to organize under the General Corporation Law of Delaware, a corporation to be known as MYRcom, Inc. (the "Corporation"); and

       WHEREAS, it is proposed that the aggregate number of shares which the Corporation shall be authorized to issue is 1,000 and that the designation of each class, the series, if any, the number of shares of each class, and the par value, if any, of the shares of each class, shall be as follows:

                   Series           Number of
       Class      (If any)           Shares          Par value per share
       -----       -------          ---------        -------------------

       Common         N/A            1,000                  $0.01

       NOW THEREFORE, the undersigned hereby subscribes for the number of shares of the Corporation set opposite its name below, and agrees to pay therefor the amount hereinafter indicated.

                                 Number of Shares          Purchase
                Name             Subscribed For              Price_
                ----            ----------------           --------

            MYR Group Inc.             100                  $1,000

       All subscriptions hereto shall be payable at such time or times as the board of directors may determine of the Corporation; and shall be paid in cash.

Dated as of April 20, 1999
                                       MYR Group Inc.


                                       By:
                                          ------------------------
                                           Its Senior Vice President,
                                           General Counsel and secretary